Exhibit 10.1

OREGON PACIFIC BANCORP 2006 NON-EMPLOYEE DIRECTOR
DEFERRED COMPENSATION PLAN

This Oregon Pacific Bancorp Director Non-Employee Deferred Compensation Plan (the "Plan"), is hereby established on and as of the date of adoption of the Plan by the Board of Directors. The Plan, as structured, is designed to provide non-employee directors with the opportunity to defer payment of their directors' fees in accordance with the provisions of this Plan.  It is the intention of Oregon Pacific Bancorp and it is the understanding of the Directors participating in the Plan, that the Plan constitutes a nonqualified deferred compensation plan under the provisions of Section 409A of the Code and applicable regulations issued thereunder.

ARTICLE I - DEFINITIONS

For the purposes hereof, the following words and phrases shall have the meanings indicated.

1.1    "ACCOUNT" shall mean the bookkeeping account established in accordance with Article II hereof, including the Interest Bearing Account, the Common Stock Account, and the Dividend Account.

1.2    ”BENEFICIARY" shall mean any person designated by a Participant in accordance with the Plan to receive payment of all or a portion of the remaining balance of the Participant's Account in the event of the death of the Participant prior to receipt by the Participant of the entire amount credited to the Participant's Account.

1.3    "CHANGE OF CONTROL" shall be deemed to have occurred in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder, if a change in the ownership or the effective control of the Corporation occurs, or if there occurs a change in the ownership of a substantial portion of the assets of the Corporation.

1.4    "CODE" means the U. S. Internal Revenue Code of 1986, as amended.

1.5    "CORPORATION" shall mean Oregon Pacific Bancorp, a bank holding company and its corporate successors, including the surviving corporation resulting from any merger of Oregon Pacific Bancorp with any other corporation or corporations.

1.6    "COMMON STOCK" shall mean the common stock of Oregon Pacific Bancorp.

1.7    "DIRECTOR" shall mean (i) any non-employee member of the Board of Directors of the Corporation and (ii) any non-employee member of the Board of Directors of a Subsidiary.

1.8    "ELECTION AGREEMENT" shall mean the written election to defer Fees signed in writing by the Director and in the form provided by the Corporation.

1.91      "FEES" shall mean the fees earned as a Director.

1.10      "PARTICIPANT" shall mean any Director who has at any time elected to defer the receipt of Fees in accordance with the Plan.

1.11      "PLAN" shall mean this Director Deferred Compensation Plan, together with all amendments hereto.

1.12      "SUBSIDIARY" shall mean a corporation organized and existing under the laws of the United States or of any state of which more than 50% percent of the issued and outstanding stock is owned by the Corporation or by a Subsidiary of the Corporation, and which has been designated by the Board of Directors or the Chief Executive Officer of the Corporation as a Subsidiary eligible to participate in the Plan.

1.13      "YEAR" shall mean the calendar year.

ARTICLE II - ELECTION TO DEFER

2.1    ELIGIBILITY.  Any Director may elect to defer receipt of all or a specified portion of his or her Fees for any Year in accordance with Article II.

2.2    ELECTION TO DEFER.  A Director who desires to defer the payment of all or a portion of his or her Fees for any Year must complete and deliver an Election Agreement to the Corporation no later than the last day of the Year prior to the Year for which the Fees are earned by the Director; provided, however, that any Director hereafter elected to the Board of Directors of the Corporation or a Subsidiary who was not a Director on the preceding December 31 may make an election to defer payment of Fees for the Year in which he or she is elected to the Board of Directors by delivering the Election Agreement to the Corporation within 30 days of first becoming eligible to participate in the Plan.  A Director who timely delivers the Election Agreement to the Corporation shall be a Participant in the Plan upon the Corporation's acceptance of such Election Agreement.

2.3    AMOUNT DEFERRED; DATE OF DEFERRAL.  A Participant shall designate on the Election Agreement (a) the amount of his or her Fees that are to be deferred to the Plan for any Year, (b) the date on which the Participant's Fees shall be distributed, (c) whether the distribution of deferred Fees is to be paid in its entirety or whether such Fees shall be paid in installments, and (d) if in installments, the number of quarterly installments.  Deferrals shall be until the earlier to occur: (i) the date specified by the Participant which may be not later than the date on which the Participant would attain age 72, or (ii) the date of death of the Participant, at which time payment of the amount deferred shall be made in accordance with Section 2.8 or 2.11 of this Article.  A Participant may select not more than one date in each Election Agreement upon which distribution shall be made or when installments shall begin. Distribution dates shall be the first business day of a calendar quarter.

2.4    ACCOUNT.  The Corporation shall maintain an Account of the Fees deferred by each Participant.  A Participant shall designate on the Election Agreement whether to have the Account valued on the basis of Oregon Pacific Bancorp Common Stock in accordance with Section 2.5 of this Article, or whether the Participant is to receive interest in accordance with Section 2.6 of this Article.  The Corporation may, if necessary or desirable, establish separate Accounts for a Participant to properly account for amounts deferred under the different alternatives and Years; all such Accounts are collectively referred to herein as the Account.  The Account based on Oregon Pacific Bancorp Common Stock shall be known as the "Common Stock Account", and the interest bearing account shall be known as the "Interest Bearing Account." A Participant may defer a portion of his or her Fees into each type of Account. Each Account shall reflect all investment income and gains from investments as credits, and all losses and transaction costs as debits. The Account shall not be debited for federal, state or local income or other taxes attributable to net investment income or gains.

2.5    COMMON STOCK ACCOUNT.  If a Participant elects to have all or a portion of his or her Fees deferred into the Common Stock Account, the Corporation shall credit to the Common Stock Account that number of whole shares of Common Stock that could be purchased with an amount equal to the amount deferred in accordance with the following procedure:

2.5.1     Beginning with fees earned in the Year 2007, crediting to the Common Stock Account shall occur on March 31, June 30, September 30 and December 31.

2.5.2     Crediting to the Common Stock Account shall be at a price per share equal to a weighted average, consisting of the average of the most recent aggregate sales of no less than 1% of the Corporation’s issued and outstanding stock determined as of crediting date.

2.5.3     There shall be no credits in the Common Stock Account for fractional shares of Common Stock. Any cash deferral amount not credited to the Common Stock Account because such amount is insufficient to purchase a whole share of Common Stock shall be credited to the Dividend Account described in Section 2.5.4.

2.5.4     The Corporation shall establish a Dividend Account to which it shall credit (I) fractional deferral amounts as described in Section 2.5.3, and (ii) “hypothetical dividends” on shares of Common Stock which have been credited to a Participant’s Common Stock Account, in an amount equal to actual cash dividends paid on shares of the Corporation’s Common Stock from time to time. On the last day of each quarter all sums in the Dividend Account shall be credited to the Participant’s Common Stock Account at the price determined under Section 2.5.2.

2.6    INTEREST BEARING ACCOUNT.  If a Participant elects to have all or a portion of his or her Fees deferred into the Interest Bearing Account, there shall be added to the Account on the first day of each month the dollar amount of such Fees payable for such period plus all interest payable on such Interest Bearing Account for such period as follows:  A Participant's Interest Bearing Account will be credited with interest on the average daily balance in the Interest Bearing Account during each month at a rate equal to the effective annual yield of the average of the Moody's Average Corporate Bond Yield Index for the preceding month, as published by Moody's Investor Service, Inc. or any successor publisher thereto, or, if such index is no longer published, a substantially similar index selected by the Board.

2.7    STATUS OF ACCOUNT. Neither Participant, nor Participant’s heirs, beneficiaries, creditors, successors, assigns, probate estate or legal representative, shall have any right, title or interest in any Account established under the Plan, nor in the values, benefits or proceeds of the Account. The Account and all cash, values, benefits, holdings, funds and proceeds of the Account shall be and remain part of the general assets of Bancorp. Nothing in the Agreement shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Bank or Bancorp and Participant, Participant’s beneficiaries or any other person. Nothing in the Agreement shall give rise to a duty or obligation on the part of the Bank or Bancorp toward Participant or Participant’s heirs, beneficiaries, creditors, successors, assigns, probate estate or legal representatives.

2.8    PAYMENT OF ACCOUNT; PERIOD OF DEFERRAL.  The amount of a Participant's Account shall be paid to the Participant in a single payment and/or in a number of substantially equal consecutive quarterly installments (not to exceed 40) payable March 31, June 30, September 30 and December 31, as elected by the Participant in the Election Agreement.  Distributions from the Interest Bearing Account shall be in cash. Distributions from the Common Stock Account shall be in shares of Common Stock issued by the Corporation.  The amount of any Account remaining after payment of an installment shall continue to be valued in accordance with Section 2.5 of this Article or bear interest in accordance with Section 2.6 of this Article.  Full payment or the first quarterly installment, as the case may be, shall be made as soon as administratively possible after (i) the date specified in Section 2.3 of this Article, or (ii) the date of the Participant's death. The election as to the time for and method of payment of the amount of the Account relating to Fees deferred for a particular Year shall be made on the Election Agreement(s) and may not thereafter be altered except as provided in Section 11 of this Article.

In the event that a Participant elects to receive installment payments under this Section 2.8:

(a)  The amount of the distribution of shares from the Common Stock Account shall be valued based on a price per share equal to a weighted average, consisting of the average of the most recent aggregate sales of no less than 1% of the Corporation’s issued and outstanding stock determined as of ten (10) days prior to the distribution date.

(b)  The amount of the distribution of cash from the Interest Bearing Account shall be valued based on the value of such Account on the last business day of the calendar quarter immediately prior to such distribution date;

(c)  The amount of each installment shall be determined by dividing the value of the Common Stock Account, the Interest Bearing Account, or both, as the case may be, by the number of installments remaining to be paid to the Participant.

2.9    SMALL PAYMENTS.  Notwithstanding the foregoing, if the quarterly installment payment elected under any Election Agreement would result in a quarterly payment of less than $500 in cash or Common Stock value, as the case may be, the Participant shall receive an immediate lump sum payment of the entire amount of the Account to the Participant on the day the installment payments were to begin.

2.10      DEATH OF PARTICIPANT.  In the event of the death of a Participant, the amount of the Participant's Account shall be paid to the Beneficiary or Beneficiaries designated in writing signed by the Participant in the form provided by the Corporation. In the event there is more than one Beneficiary, such form shall include the proportion to be paid to each Beneficiary and indicate the disposition of such share if a Beneficiary does not survive the Participant, and in the absence of any such designation, payment from the Account shall be divided equally among all other Beneficiaries.  A Participant's Beneficiary designation may be changed at any time prior to the Participant's death by execution and delivery of a new Beneficiary designation form.  The form on file with the Corporation at the time of the Participant's death which bears the latest date shall govern.  In the absence of a Beneficiary designation or the failure of any Beneficiary to survive the Participant, the amount of the Participant's Account shall be paid to the Participant's estate in its entirety ninety days after the appointment of an executor or administrator.  In the event of the death of any Beneficiary after the death of a Participant, the remaining amount of the Account payable to such Beneficiary shall be paid in its entirety to the estate of such Beneficiary ninety days after the appointment of an executor or administrator for such estate or within a reasonable time thereafter.

2.11      ACCELERATION.

2.11.1  Notwithstanding any other provision of the Plan to the contrary, upon the occurrence of a Change of Control, a Participant shall be entitled to receive from the Corporation the payment of his or her Account in the manner selected as follows: within 30 days following the date that a person first becomes eligible to become a Participant, the Participant shall be entitled to make a Change of Control Election which will be applicable in the event of a Change of Control (the "Change of Control Election").  The Change of Control Election will provide the following distribution options to a participant in the event of a Change of Control: (i) upon the occurrence of a Change of Control, the entire amount of the Participant's Account will be immediately paid in full, to the Participant regardless of whether the Participant continues as a Director after the Change of Control; (ii) upon and after the occurrence of a Change of Control, the entire amount of the Participant's Account will be immediately paid in full to the Participant, but only if either (a) the Participant is not a Director as of immediately after the Change of Control, or (b) the Participant ceases to be a Director within two Years after the Change of Control; or (iii) upon the occurrence of a Change of Control, the payment elections specified in the Participant's Election Agreement shall govern irrespective of the Change of Control.

2.11.2  The Corporation may accelerate the making of payment of the amount of a Participant's Account to a Participant in the event of an "unforeseeable emergency" of the Participant.  For purposes of this Section 2.11.2, the term "unforeseeable emergency" shall mean a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant, the Participant's spouse, or the Participant's dependent (as defined in Section 152(a) of the Code), the loss of the Participant's property due to casualty, or such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The determination of an "unforeseeable emergency" and the ability of the Corporation to accelerate the payment of Participant's Account shall be determined in accordance with the requirements of Section 409A of the Code and applicable regulations issued thereunder.

2.12      CHANGE OF CONTROL.  Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, no amendment or modification of this Plan may be made at any time on or after such Change of Control (a) to reduce or modify a Participant's Pre-Change of Control Account Balance, (b) to reduce or modify the Interest Bearing Account's rate of earnings on or method of crediting such earnings to a Participant's Pre-Change of Control Account Balance, (d) to reduce or modify the Common Stock Account's method of calculating all earnings, gains, and/or losses on a Participant's Pre-Change of Control Account Balance, or (e) to reduce or modify the Participant's deferrals to be credited to a Participant's Plan Account for the applicable deferral period.  For purposes of this Section 2.12, the term "Pre-Change of Control Account Balance" shall mean, with regard to any Plan Participant, the aggregate amount of such Participant's prior deferrals with all earnings, gains, and losses thereon which are credited to the Participant's Plan Account through the close of the calendar Year in which such Change of Control occurs.

2.13      INTEREST BEARING ACCOUNT AFTER CHANGE OF CONTROL.  In accordance with the provisions of Section 2.6 hereof, in the event that Moody's Average Corporate Bond Yield Index ceases to be published on or after a Change of Control, the Corporation shall reasonably select a substantially similar index to be used in crediting earnings on Participants' Pre-Change of Control Account Balances held in the Plan's Interest Bearing Account.

2.14      COMMON STOCK CONVERSION.  In the event of a Change of Control in which the Common Stock of the Corporation are converted into or exchanged for securities, cash and/or other property as a result of any capital reorganization or reclassification of the capital stock of the Corporation, or as a result of the consolidation or merger of the Corporation with or into another corporation or entity, or the sale of all or substantially all of its assets to another corporation or entity, the Corporation shall cause the Common Stock Account to reflect the securities, cash and other property to be received in such reorganization, reclassification, consolidation, merger or sale on the balance in the Common Stock Account and, from and after such reorganization, reclassification, consolidation, merger or sale, the Common Stock Account shall reflect all dividends, interest, earnings and losses attributable to such securities, cash, and other property (with any cash earning interest at the rate applicable to the Interest Bearing Account). If in such a consolidation, merger or other Change of Control, holders of the Company’s Common Stock shall receive any consideration other than common shares of the resulting or surviving corporation, the Plan Administrator, in its sole discretion, shall determine the appropriate change in Participants’ Common Stock Account.

2.15      AMENDMENT IN THE EVENT OF A CHANGE OF CONTROL.  On or after a Change of Control, the provisions of Article I and Article II may not be amended or modified as such provisions apply to Participants' Pre-Change of Control Account Balances.

2.16      STATEMENT.  Each Participant shall receive a statement of his or her Account not less than annually.

2.17      VALUATION OF ACCOUNTS.

2.17.1  Each Account shall be valued as of the last day of each calendar quarter until payment of a Participant's Fees in full.

2.17.2  If a Participant has elected to have Fees deferred into the Common Stock Account, the Corporation shall ascertain the number of shares in the Account after taking into all credits and distributions. Automatically and without further action by the Corporation, if at any time the number of outstanding shares of Common Stock shall be increased as the result of any stock dividend, stock split, recapitalization, merger, consolidation, spin-off, reorganization, subdivision, reclassification, combination, exchange of shares, or a similar corporate change, the number of shares of Common Stock to which each Participant’s stock credit account is equivalent shall be increased in the same proportion as the outstanding number of shares of Common Stock is increased, or if the number of outstanding shares of Common Stock shall at any time be decreased as the result of any such corporate change, the number of shares of Common Stock to which each Participant’s stock credit account is equivalent shall be decreased in the same proportion as the outstanding number of shares of Common Stock is decreased.

2.17.3  If a Participant has elected to have Fees deferred into the Interest Bearing Account, the Corporation shall ascertain the value of such Interest Bearing Account by adding to the value of the Account at the beginning of such calendar quarter the dollar amount of the Fees deferred into the Account for such quarter, plus the value of any interest paid on the Account in accordance with this Article, less any distributions made from the Account in accordance with this Article.

2.18      PLAN TRANSFERS.  Participants may elect to transfer vested performance awards (other than stock option awards) granted to the Participant under one or more compensation plans established by the Corporation to the Plan, provided that the Participant's election to transfer such vested award is made in accordance with the requirements of the grant agreement under which the award was issued and in accordance with the requirements of Section 409A of the Code.  Transferred awards shall be subject to full investment diversification if cash based, and transferred awards shall be invested in a separate Account to be established by the Corporation as Plan administrator if equity based.  Awards invested in the Plan's Common Stock Account will not be subject to investment direction or diversification.  Transferred awards shall be separately maintained under the Plan.

ARTICLE III - ADMINISTRATION

The Corporation shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.  The Corporation shall have all such powers as may be necessary to carry out its duties under the Plan, including the power to determine all questions relating to eligibility for and the amount in an Account, all questions pertaining to claims for benefits and procedures for claim review, and the power to resolve all other questions arising under the Plan, including any questions of construction.  The Corporation may take such further action as the Corporation shall deem advisable in the administration of the Plan.  The actions taken and the decisions made by the Corporation hereunder shall be final and binding upon all interested parties.

ARTICLE IV - AMENDMENT AND TERMINATION

The Corporation reserves the right to amend or terminate the Plan at any time by action of its Board of Directors or any duly authorized Committee of the Board of Directors; provided, however, that no such action shall adversely affect any Participant or Beneficiary with respect to the amount credited to an Account, and provided further that any such action shall be subject to the limitations set forth in Article II, Sections 2.10 and 2.13.  No amendment or termination of the Plan shall result in an acceleration of Plan benefits in violation of Section 409A of the Code.

ARTICLE V - MISCELLANEOUS

5.1    NO PRESENT INTEREST.  Subject to any federal statute to the contrary, no right or benefit under the Plan and no right or interest in each Participant's Plan Account shall be subject to anticipation, alienation, sale, assignment, pledge, encumbrance, or charge, and any attempt to anticipate alienate, sell, assign, pledge, encumber, or charge any right or benefit under the Plan, or Participant's Plan Account shall be void.  No right, interest, or benefit under the Plan or Participant's Plan Account shall be liable for or subject to the debts, contracts, liabilities, or torts of the Participant or Beneficiary.  If the Participant or Beneficiary becomes bankrupt or attempts to alienate, sell, assign, pledge, encumber, or charge any right under the Plan or Participant's Plan Account, such attempt shall be void and unenforceable.

5.2    PLAN NONCONTRACTUAL.  Nothing herein contained shall be construed as a commitment to or agreement with any Director of the Corporation or a Subsidiary to continue such person's directorship with the Corporation or Subsidiary, and nothing herein contained shall be construed as a commitment or agreement on the part of the Corporation or any Subsidiary to continue the directorship or the rate of director compensation of any such person for any period.  All Directors shall remain subject to removal to the same extent as if the Plan had never been put into effect.

5.3    INTEREST OF DIRECTOR.  The obligation of the Corporation under the Plan to make payment of amounts reflected on an Account merely constitutes the unsecured promise of only the Corporation to make payments from its general assets as provided herein.  Further, no Participant or Beneficiary shall have any claim whatsoever against any Subsidiary for amounts reflected on an Account.  At its discretion, the Corporation may establish one or more trusts, with such trustees as the Corporation may approve, for the purpose of providing for the payment of benefits owed under the Plan.  Although such a trust may be irrevocable, in the event of insolvency or bankruptcy of the Corporation, such assets will be subject to the claims of the Corporation's general creditors. To the extent any benefits provided under the Plan are paid from any such trust, the Corporation shall have no further obligation to pay them.  If not paid from the trust, such benefits shall remain the obligation of the Corporation.

5.4.   CLAIMS OF OTHER PERSONS.  The provisions of the Plan shall in no event be construed as giving any person, firm, or corporation any legal or equitable rights against the Corporation or any Subsidiary, or the officers, employees, or directors of the Corporation or any Subsidiary, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

5.4    DELEGATION OF AUTHORITY.  Any action to be taken by the Corporation's Board of Directors under this Plan may be taken by any duly authorized Committee of the Board of Directors.

5.6    SEVERABILITY.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provisions were omitted herefrom.

5.7    GOVERNING LAW.  The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Oregon and applicable federal law.

5.8    COMPLIANCE WITH CODE SECTION 409A. The Plan is intended to provide for the deferral of compensation in accordance with the provisions of Section 409A of the Code and regulations and published guidance issued pursuant thereto.  Accordingly, the Plan shall be construed in a manner consistent with those provisions and may at any time be amended in the manner and to the extent determined necessary or desirable by the Corporation to reflect or otherwise facilitate compliance with such provisions with respect to amounts deferred on and after January 1, 2005, including as contemplated by Section 855(f) of the American Jobs Creation Act of 2004.  Notwithstanding any provision of the Plan to the contrary, no otherwise permissible election, deferral, accrual, or distribution shall be made or given effect under the Plan that would result in early taxation or assessment of penalties or interest of any amount under Section 409A of the Code.

Date of Adoption by Board of Directors: December 19, 2006.